UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

TRAC Intermodal LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

551112

(Primary Standard Industrial
Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

211 College Road East
Princeton, New Jersey 08540
(609) 452-8900

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive
offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 1, 2014, Interpool, Inc., d/b/a TRAC Intermodal (the “Company”), a subsidiary of TRAC Intermodal LLC, entered into an Agreement of Lease (the “Lease”) with ML7 College Road, LLC (the Landlord”) in connection with the Company leasing 82,283 square feet of office space (the “Premises”) in an office building located at 750 College Road East, Princeton, New Jersey.  Entering into the Lease will allow the Company to consolidate its headquarters from two locations into one.

Under the Lease, the Company will rent the Premises for a term of ten (10) years and nine (9) months (the “Term”) at an aggregate rent over the Term of approximately $23.0 million. The Company expects to move into the Premises during the first quarter of 2015.

In addition, in connection with the leasing of the Premises, the Company has received a commitment letter from the New Jersey Economic Development Authority confirming the award of a “Grow NJ Tax Credit” for up to $9.8 million in tax credits granted over a ten (10) year period and subject to, among other things, the Company meeting certain minimum capital spending requirements and retaining and adding new jobs in New Jersey.

This description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 8.01.                                        Other Events

Moreover, on August 1, 2014, the Company agreed to sell the building that currently serves as its corporate headquarters at 211 College Road East, Princeton, New Jersey (the “211 Property”) for $2.3 million. The sale is expected to close within approximately thirty (30) days of the date the Company moves into the Premises.  Additionally, in order to consolidate its corporate headquarters, the Company intends to exit office space that it currently leases in an office building located near the 211 Property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: August 7, 2014	By:	/s/ Gregg Carpene
		Name:	Gregg Carpene
		Title:	General Counsel

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